Exhibit 10.93

PAPAGO BUTTES CORPORATE PLAZA

1230 West Washington Street

OFFICE LEASE

TOSCO OPERATING COMPANY, INC.

a Delaware corporation

Landlord

and

HEALTH NET OF ARIZONA, INC.

an Arizona corporation

Tenant

Dated: July 24, 2003

EXHIBIT A – THE PREMISES

EXHIBIT B – THE BUILDING

EXHIBIT C – CONSTRUCTION PROVISIONS

EXHIBIT C-1 – BUILDING STANDARD SPECIFICATIONS

EXHIBIT C-2 – BASE BUILDING DEFINITION

EXHIBIT D – RULES AND REGULATIONS

OFFICE LEASE

TOSCO OPERATING COMPANY, INC., a Delaware corporation (“Landlord”), hereby leases the Premises described below, for the Term and on the terms and conditions set forth in this Lease, to HEALTH NET OF ARIZONA, INC., an Arizona corporation (“Tenant”)

1. SUMMARY OF BASIC TERMS

1.1 The Premises: Suite 400 in the Building, consisting of approximately 27,954 square feet of Rentable Area (26,931 square feet of Usable Area) on the fourth floor and Suite 303, consisting of approximately 5,731 square feet of Rentable Area (5,072 square feet of Usable Area) on the third floor as illustrated on the attached Exhibit A.

1.2 The Building: The building, associated parking facilities, landscaping and other improvements, located at 1230 West Washington Street, Tempe, Arizona. A site plan for the Building is attached as Exhibit B. The Building is part of an office complex (the “Complex”), known as Papago Buttes Corporate Plaza, that includes the building located at 1500 North Priest Drive, Tempe, Arizona. The Building is comprised of approximately 156,276 square feet of Rentable Area after adjustment for the artificially-reduced load factor of 13%. Using a full BOMA-calculated load factor, the Rentable Area of the Building would be approximately 159,914 square feet.

1.3 The Term: Ten years and six months, beginning on the Commencement Date, plus the remainder of any calendar month in which the ten-year, six-month anniversary of the Commencement Date occurs.

1.4 Scheduled Commencement Date: December 26, 2003, subject to the provisions of Section 2.1 and Exhibit C.

1.5 Base Rent:

Period	Base Rent Per Rentable Sq. Ft.	Annual Base Rent	Monthly Base Rent Payment
Lease Months 1-6	$7.50	$252,637.50	$21,053.13
Lease Months 7-18	$20.50	$690,542.50	$57,545.21
Lease Months 19-30	$21.00	$707,385.00	$58,948.75
Lease Months 31-42	$21.50	$724,227.50	$60,352.29
Lease Months 43 54	$22.00	$741,070.00	$61,755.83
Lease Months 55-66	$22.50	$757,912.50	$63,159.38
Lease Months 67-68	$23.00	$774,755.00	$64,562.92
Lease Months 79-90	$23.50	$791,597.50	$65,966.46
Lease Months 91-102	$24.00	$808,440.00	$67,370.00
Lease Months 103-114	$24.50	$825,282.50	$68,773.54
Lease Months 115-126	$25.00	$842,125.00	$70,177.08

For purposes of this Lease, “Lease Month” means a full calendar month, except that Lease Month 1 shall include the first full calendar month after the Commencement Date and any partial calendar month that precedes it. Notwithstanding the foregoing, the six-month period during which the Base Rental Rate is $21,053.13 per month shall be preserved. Thus, if the Commencement Date occurs on December 26, 2003, then the amount of the Base Rent for the month of April 2004 shall be prorated and adjusted based on the number of days for which the $21,053.13 per month rate (subject to adjustment pursuant to Section 6.2) applies (25) and the number of days to which the $57,545.21 per month rate (subject to adjustment pursuant to Section 6.2) applies (5).

1.6 Tenant’s Proportionate Share: 21.42%, consisting of the proportion that the Rentable Area of the Premises bears to the Rentable Area of the Building.

1.7 Base Year: 2004

1.8 Security Deposit: $64,744.13

1.9 Permitted Use: General office and administrative use.

1.10 Parking Spaces: Thirty covered reserved spaces, ninety covered unreserved spaces, and thirty uncovered unreserved spaces.

1.11 Tenant Improvement Allowance: $38.00 per square foot of Usable Area.

1.12 Tenant’s Notice Address:

Post Office Box 2470

Rancho Cordova, California 95741-2470

Attention: Director of Real Estate

and to:

Colliers International

1610 Arden Way, Suite 242

Sacramento, California 95815

Attention: Corporate Services Department

Re: Health Net

1.13 Landlord’s Notice Address: ConocoPhillips, 1500 North Priest Drive, Tempe, Arizona 85072, Attention: Building Services Manager.

1.14 Tenant’s Designated Broker. Cushman & Wakefield

1.15 Landlord’s designated broker. Cushman & Wakefield

2. DELIVERY, TERM AND CONSTRUCTION

2.1 Condition. Landlord shall cause the Base Building and the Tenant Improvements to be constructed in accordance with the provisions of Exhibit C (“Landlord’s Work”). Exhibit C also sets forth the respective obligations of Landlord and Tenant with respect to the design and construction of Tenant Improvements for the Premises. Landlord shall have no obligation to make any improvements or alterations to the Premises except as provided in Exhibit C. Landlord may make changes in the size, configuration, floor plan and design of the Building outside the Premises without Tenant’s consent so long as such are consistent with the existing character and use of the Building, and the size and utility of the Premises are not materially affected.

2.2 Term. The Term of this Lease, and the scheduled date of commencement of the Term, are set forth in Sections 1.3 and 1.4. The Commencement Date shall be the later of: (a) thirty days after the date that Landlord delivers actual possession of the Premises to Tenant with Landlord’s Work and the Tenant Improvements substantially complete, or and (b) the date that Landlord has obtained all approvals and permits from the appropriate governmental authorities required for the legal occupancy of the Premises for Tenant’s intended use; provided, however that the Commencement Date shall not be later than the date Tenant commences its business operations in the Premises. “Substantially complete” or “substantial completion” means when Landlord completes construction of the work on the Premises in accordance with the Plans, with the exception of any minor “punchlist” items and any Tenant fixtures, work-stations, built-in furniture, or equipment to be installed by Tenant. Substantial completion shall not be deemed to have occurred if there remains any incomplete or defective item of Tenant Improvements that would adversely affect Tenant’s intended use of the Premises.

2.3 Delayed Delivery. If delivery of possession of the Premises to Tenant is delayed because of a delay in the substantial completion of construction of the Tenant Improvements, because of a failure of an existing tenant to surrender possession of the Premises to Landlord, or for any other reason, then this Lease shall remain in full force and effect, and Landlord shall not be liable to Tenant for any damage occasioned by such delay. Notwithstanding the foregoing, if delivery of possession to Tenant with the Tenant Improvements substantially completed is delayed so that the Commencement Date is more than 90 days after the Scheduled Commencement Date as set forth in Section 1.4, however, the provisions of Exhibit C and Section 20 of this Lease shall control.

2.4 Memorandum. At the request of either party at any time following initial occupancy of the Premises by Tenant, Landlord and Tenant shall execute a written memorandum reflecting the date of initial occupancy and confirming the Commencement Date, the Expiration Date, and the Rentable Area of the Premises.

2.5 Area Measurement. “Rentable Area” means rentable area measured in accordance with American National Standard Z65.1-1996, as published by BOMA International (“BOMA Standards”). The Rentable Area of the Premises has already been measured. An artificial load (“R/U”) factor of 1.13 (which is not in excess of that provided under BOMA Standards) has been applied to the usable area of the Premises to determine the Rentable Area.

2.6 Extension Option.

(a) So long as no Event of Default shall have occurred under this Lease, Tenant shall have two options to extend the Term of this Lease for periods of five years each (the “Extension Options”). Tenant shall exercise each Extension Option by giving written notice to Landlord at least nine months before the applicable Extension Option term would begin. Tenant’s use and occupancy of the Premises during the extended Term shall be subject to all the terms and conditions of this Lease except that Base Rent for the first year of the Extension Option term shall be at 95% of the Market Rate and Base Rent for subsequent years may be subject to increase as provided below. For purposes of this Section 2.6, “Market Rate” means the then-prevailing market rate in the relevant office submarket for rental of space in buildings of the same age, construction, size and location as the Premises with the improvements installed therein at Landlord’s expense and shall take into account Tenant’s obligation to pay additional rent under this Lease and other tenants’ obligations to pay similar amounts under comparable leases. “Market Rate” shall include periodic scheduled rental increases then being included in leases under prevailing custom. The determination of Market Rate shall not include any alterations installed in the Premises at Tenant’s expense.

(b) Within thirty days after written request, Landlord shall designate a proposed Market Rate for the Extension Option term, provided, however, under no circumstances shall Landlord be obligated to respond earlier than eleven months before the applicable Extension Option term would begin. Except as provided below, if Tenant exercises the Extension Option without demanding arbitration as provided below, it shall be deemed to have accepted the Market Rate proposed by Landlord.

(c) If Tenant contests Landlord’s proposed Market Rate, it shall so notify Landlord within ten days after receipt of such proposed Market Rate, and the parties shall proceed to attempt to negotiate an agreed Market Rate within the following ten days. If no agreement is reached, Tenant may by written notice to Landlord exercise the Extension Option and demand that the matter be submitted to binding arbitration as provided below, in which case each party shall prepare a written notice (the “Final Offer Notice”) to the other: (i) setting forth its Final Offer with respect to what constitutes Market Rate; and (ii) designating a qualified real estate broker that has at least five years of experience leasing office space in the relevant submarket containing the Building and that has no business or other relationship with either Landlord or Tenant. The Final Offer Notices shall be prepared within five business days after receipt of Tenant’s demand for arbitration and the parties shall cooperate to arrange for the simultaneous exchange of the Final Offer Notices. Failure of a party to prepare its Final Offer Notice in a timely manner shall constitute agreement with the Final Offer of the other party.

(d) The two brokers so designated shall jointly select a third impartial broker with the same qualifications, and such third broker shall serve as the sole arbitrator. The arbitrator shall promptly schedule a hearing at which each party may present its position and arguments and the arbitrator may conduct such further inquiry as he or she deems necessary or appropriate at no additional cost to any party. The arbitrator, based upon his or her experience and the information submitted, shall decide whether Landlord’s Final Offer or Tenant’s Final

Offer most closely represents Market Rate, and the Final Offer selected by the arbitrator, without compromise, shall be final and binding on both parties as the governing Market Rate for purposes of the Extension Option Term. The party whose Final Offer was not selected by the arbitrator shall bear all reasonable fees and costs of the arbitrator and all reasonable attorneys’ fees and costs incurred by the other party.

2.7 Right of Termination. Tenant shall have the option to terminate this Lease effective as of the end of Lease Month 66 (the “Effective Date”) by notice (“Termination Notice”) given to Landlord on or before the end of Lease Month 57. If Tenant fails to give a Termination Notice within the time allowed, then Tenant shall be deemed to have waived Tenant’s right to terminate the Lease under this Section 2.7. If Tenant gives a Termination Notice, then Tenant shall pay to Landlord a termination fee equal to the sum of: (a) $157,241.25, plus (b) the unamortized balance as of the termination date, calculated using an interest rate of 8% per annum over the initial 126 Lease Month Term, of the sum of (i) the total amount paid by Landlord for brokerage commissions and Tenant Improvements h connection with this Lease, plus (ii) $181,701.00 (the amount of the Base Rent reduction for the first six Lease Months). Tenant’s payment of the termination fee shall be a condition precedent to Tenant’s early termination of the Lease contemplated by this Section but such payment shall not be due until thirty days after Tenant’s receipt of a written notice from Landlord accurately and clearly setting forth the termination fee.

3. USE OF PREMISES

3.1 Permitted Uses. Tenant may use and occupy the Premises for the purposes set forth in Section 1.9 and for no other purpose whatsoever without Landlord’s prior written consent. The Premises shall not be used for medical diagnosis, treatment, testing, or consultation.

3.2 Insurance Restrictions. Tenant shall not engage in any practice or conduct that would cause the cancellation of any insurance policies related to the Building. Tenant shall reimburse Landlord for any increases in insurance premiums paid by Landlord directly related to the nature of Tenant’s use of the Premises or the nature of Tenant’s business.

3.3 Prohibitions. Tenant shall not cause or maintain any nuisance in or about the Premises and shall keep the Premises free of debris, rodents, vermin and anything of a dangerous, noxious or offensive nature or which would create a fire hazard (through undue load on electrical circuits or otherwise) or undue vibration, noise or heat. Tenant shall not cause the safe floor loading capacity of the Premises to be exceeded. Tenant shall not disturb or interfere with the quiet enjoyment of the premises of any other tenant.

3.4 Rules and Regulations. Tenant shall comply and shall cause its employees to comply with the rules and regulations for the Building. The current rules and regulations are attached as Exhibit D. Landlord from time to time by notice to Tenant may amend the rules and regulations and establish other reasonable non-discriminatory rules and regulations for the Building.

3.5 Compliance with Environmental Laws.

(a) Tenant shall

(i) comply with all duties imposed upon Tenant by federal, state and local laws, rules, orders, or regulations pertaining to health or the environment (“Environmental Laws”), including, without limitation, the comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (“CERCLA”) and the Resource Conservation and Recovery Act of 1987, as amended (“RCRA”);

(ii) not dispose of (nor permit or acquiesce in the disposal by any of Tenant’s agents, employees, contractors or representatives) of any waste products (including, but not limited to, paints, solvents, or paint thinners) on, under or around the Premises or the Building in violation of Environmental Laws;

(iii) not keep, store, or use within the Premises any regulated substances except small quantities that are reasonably necessary for Tenant’s business and in compliance with Environmental Laws; and

(iv) defend, indemnify and hold harmless Landlord from all costs, claims, demands, and damages, including attorneys’ fees and court costs and investigatory and laboratory fees, related to any breach of Tenant’s obligations under this Section3.5, including, without limitation, any adverse health or environmental condition (including without limitation any violation of Environmental Laws) caused by Tenant. This indemnification obligation shall survive the termination of this Lease.

(b) To the Landlord’s actual knowledge, (i) no hazardous materials are present on the Building in violation of any Environmental Laws, (ii) no underground storage tanks are present on the Building, and (iii) no action, proceeding or claim is pending or threatened regarding the Building concerning any hazardous materials or pursuant to any Environmental Laws. Notwithstanding anything to the contrary in this Lease, under no circumstance shall Tenant be liable for, and Landlord shall indemnify, defend and hold harmless Tenant from and against, all losses, costs, claims, liabilities and damages (including reasonable attorneys’ and consultants’ fees) of every type and nature, directly or indirectly arising out of or in connection with any hazardous materials present at any time on or about the Building, or the soil, air, improvements, groundwater or surface water thereof, or the violation of any Law relating to any such hazardous materials, except to the extent that any of the foregoing results from the acts or omissions of Tenant or Tenant’s agents, employees, or contractors.

3.6 ADA. With respect to obligations arising under the Americans with Disabilities Act of 1990, regulations issued thereunder, the Accessibility Guidelines for Buildings and Facilities issued pursuant thereto, and any applicable requirements under comparable or related state law, as the same are in effect on the date hereof and may be hereafter modified or amended or supplemented (collectively the “ADA”):

(a) Landlord shall comply with the ADA with respect to operation of the Common Areas, work done in Common Areas (including, without limitation and as the case may be, alterations, barrier removal, or new construction) and reconstruction and restoration of the

Premises by Landlord as a result of a casualty or taking. Landlord shall be solely responsible for causing the design of the Common Areas to satisfy all ADA requirements. Landlord shall be responsible for causing the design of the initial Tenant Improvements constructed pursuant to Exhibit C to satisfy all ADA requirements.

(b) Tenant shall comply with the ADA relating to Tenant’s particular use of the Premises and alterations or improvements within the Premises made by Tenant.

3.7 Compliance with Other Laws. Tenant shall comply with all other laws imposed by federal, state or local authority related to the operation of its business and its occupancy of the Premises. If due to the particular nature of Tenant’s use of the Premises, or due to alterations made by Tenant, improvements or alterations are necessary to comply with any requirements imposed by law or with the requirements of insurance carriers, Tenant shall pay the entire cost of the improvements or alterations. Otherwise such costs shall be borne by Landlord (subject to reimbursement pursuant to Article 7). Notwithstanding anything to the contrary in this Lease, Landlord represents and warrants that at the Commencement ate, to the best of Landlord’s actual knowledge, the Premises, the Tenant Improvements, and the Building shall conform to all requirements of the ADA, any covenants, conditions, restrictions and encumbrances (“CC&R’s”), all underwriters’ requirements, and all rules, regulations, statutes, ordinances, laws and building codes, (collectively, “Laws”) applicable thereto. Tenant shall not be required to construct improvements required by (or pay the cost of complying with) any CC&R’ s, underwriters’ requirements or Laws requiring construction of improvements in the Premises, the costs of which are which are properly capitalized under general accounting principles, unless such compliance is necessitated solely because of Tenant’s particular use of the Premises or alterations made by Tenant.

4. PARKING AND COMMON AREAS

4.1 Administration. All of the portions of the Building made available by Landlord for use in common by tenants and their employees and invitees (“Common Areas”) at all times shall remain subject to Landlord’s exclusive control, and Landlord shall be entitled to make such changes in the Common Areas as it reasonably deems appropriate, provided that Tenant’s access to the Premises, and use and enjoyment of the Premises is not materially adversely affected. The Common Areas shall include public restrooms. Landlord shall have the right to install, maintain, replace and operate cables, lines, wires, pipes or other facilities located above the ceiling grid or below the floor surface of the Premises for purposes of serving the Building or other tenants, provided that Tenant’s access to, and use and enjoyment of, the Premises is not materially adversely affected. Tenant shall not disturb any such facilities.

4.2 Security. Landlord shall install and operate an electronic system controlling access to the Building outside of normal business hours. Tenant shall comply with such reasonable security procedures and requirements as Landlord may establish from time to time. Landlord does not, however, undertake responsibility for the security of tenants or their property, and Landlord shall not be responsible or liable for any loss or damage that is caused by criminal conduct of third parties, despite whatever security measures Landlord may implement, or by any malfunction or deficiency of the electronic access control system.

4.3 Parking. Tenant and its employees shall be entitled at all times to the use of the Parking Spaces set forth in Section 1.10 in the parking structure for the Building. Neither Tenant nor its employees shall use spaces designated for visitor parking (except for Tenant’s visitors) and Landlord may impose and collect from Tenant reasonable fines for violation of this restriction. The selection of Tenant’s covered reserved Parking Spaces from spaces not already reserved shall be subject to Landlord’s reasonable approval. Tenant shall cooperate with such reasonable and generally-applicable requirements for access to the parking facilities as Landlord may establish from time to time, including use of parking stickers, key cards, or other means. Tenant shall register with Landlord all vehicles parked in the Complex by Tenant and its employees. Landlord shall have no responsibility or liability for damage to vehicles parked in the Parking Spaces, regardless of cause. Tenant shall pay to Landlord charges for the Parking Spaces, in advance on or before the first day of each month, in the amount of $30 per month per covered reserved space and $20 per month per covered unreserved space; provided, however, for the first twenty-four Lease Months, no charges shall be paid for parking and during any Extension Option terms, the amount of the parking charges shall be the standard parking rates for the Building parking structure as established and modified from time to time by Landlord. If during the Term Tenant desires to exchange covered reserved spaces for canopy-covered reserved spaces at the same monthly rate, Tenant shall be entitled to do so subject to availability of such canopy-covered reserved spaces.

5. SECURITY DEPOSIT

Upon execution of this Lease Tenant shall deposit with Landlord a security deposit in the amount set forth in Section 1.8 to secure Tenant’s performance of this Lease. The security deposit shall not bear interest, shall not be required to be maintained in a separate account, and shall be returned, less any unpaid claims against Tenant, upon the expiration of this Lease and the surrender of possession of the Premises, to Tenant or to the last assignee of Tenant’s interest.

6. RENT

6.1 Base Rent. Tenant shall pay to Landlord, in advance, on the first day of each calendar month, beginning on the Commencement Date, Base Rent in the amount set forth in Section 1.5, subject to adjustment under Section 6.2.

6.2 Adjustment for Rentable Area. The amount of the Base Rent shall be adjusted based on the applicable rate of Base Rent Per Rentable Square Foot as shown in Section 1.5 and the result of the measurement of the Premises pursuant to Section 2.5.

6.3 Late Charges and Interest. If Base Rent or any other amount payable under this Lease is not paid within ten days after the date it is due, Tenant shall pay to Landlord, as liquidated damages to compensate Landlord for costs and inconveniences of special handling and disruption of cash flow, a late charge in the amount of 5% of the amount past due. The assessment or collection of a late charge shall not constitute the waiver of a default and shall not bar the exercise of other remedies for nonpayment. In addition to the late charge, all amounts not paid within ten days after the date due shall bear interest from the date due (i) until the happening of an Event of Default, at the rate of 12% per annum and (ii) thereafter, at the rate set forth in Section 19.2.

6.4 Obligations Are Rent. All amounts payable by Tenant to Landlord under this Lease, including without limitation Base Rent and Operating Costs, constitute rent and shall be payable without notice, demand, deduction or offset (except as specifically provided in this Lease) to such person and at such place as Landlord may from time to time designate by written notice to Tenant.

6.5 Proration. Base Rent payable with respect to a period consisting of less than a full calendar month shall be prorated.

7. OPERATING COSTS

7.1 Tenant’s Share. During the Term of this Lease, Tenant shall pay to Landlord Tenant’s Proportionate Share of the amount, if any, by which Operating Costs for a calendar year exceed Operating Costs for the Base Year set forth in Section 1.7.

7.2 Estimates. From time to time Landlord shall by written notice specify Landlord’s estimate of Tenant’s obligation under Section 7.1. Tenant shall pay one-twelfth of the estimated annual obligation on the first day of each calendar month.

7.3 Annual Reconciliation. Within 120 days after the end of each calendar year, Landlord shall provide to Tenant a written summary of the Operating Costs for the calendar year, determined on an accrual basis and broken down by principal categories of expense, together with copies of all supporting invoices. The statement also shall set forth Tenant’s Proportionate Share of Operating Costs and shall show the amounts paid by Tenant on account. Any deficit between Tenant’s obligation and the amounts paid by Tenant on account shall be paid within thirty days after the statement is provided, and any overpayment shall be refunded by Landlord with the statement. Late delivery of the annual statement of Operating Costs shall not relieve Tenant of any obligation with respect to payment of Tenant’s Proportionate Share of the Operating Costs, provided that such delay does not exceed six months. For at least six months after the end of each calendar year, Landlord shall maintain complete and accurate books and records regarding the Operating Costs for such calendar year. Such books and records shall be kept at a location in the continental United States known to Tenant, and Tenant or its auditors shall have the right, upon ten days prior written notice, to inspect, copy at Tenant’s expense, and audit such books and records at any time during normal business hours and in a manner that does not unreasonably disturb Landlord’s operations. Any overpayment or underpayment discovered in such audit shall be paid by the applicable party within thirty days after delivery of the written report of the auditor to Landlord. Any overpayment or underpayment discovered in such audit shall be paid by the applicable party within thirty days after delivery of the written report of the auditor to Landlord. In each event, the audit must be performed by a CPA or other accounting professional with at least five years experience performing similar audits and such accounting professional shall not be paid upon a contingent fee basis or other method that compensates such accounting professional based upon the amount of discrepancies discovered. If the audit shows that Landlord overstated the actual amount of Operating Costs by more than five percent, Landlord shall pay Tenant the cost of the audit.

7.4 Partial Year Proration; Variable Cost Adjustment. During the last year of the Term, Tenant’s responsibility for Operating Costs shall be adjusted in the proportion that the number of days of that calendar year during which the Lease is in effect bears to 365. Tenant’s obligations under this Article 7 for the payment of Operating Costs during the Lease Term, including the payment of any deficiency following receipt of the annual statement under Section 7.3, shall survive the expiration or termination of this Lease. If the mean level of occupancy of the Building during a calendar year (including the Base Year) is less than 95% of the Rentable Area, the Operating Costs shall be adjusted to reflect the fact that some costs, such as air conditioning and janitorial services, vary with level of occupancy while other costs, such as real estate taxes, may not. In order to allocate those variable costs to occupied space while allocating non-variable costs to occupied and unoccupied space alike, Landlord shall determine what total Operating Costs would have been had the Building been at least 95% occupied during the entire calendar year on the average, and that adjusted total shall be the figure employed in the statement and calculations described in Sections 7.1 and 7.3. If the mean level of occupancy exceeds 95%, no adjustment shall be made.

7.5 “Operating Costs” consist of the actual cost of operating, maintaining and repairing the Building, including, without limitation, the following:

(a) Real Estate Taxes and expenses incurred in efforts to reduce Real Estate Taxes;

(b) Premiums for property, casualty, liability, rent interruption or other insurance and losses to the degree falling within a deductible amount;

(c) Salaries, wages and other amounts paid or payable for personnel including the Building manager, superintendent, operation and maintenance staff, and other employees of Landlord directly involved in the maintenance and operation of the Building, including contributions and premiums towards fringe benefits, unemployment and worker’s compensation insurance, pension plan contributions and similar premiums and contributions and the total charges of any independent contractors or managers engaged in the repair, care, maintenance and cleaning of any portion of the Building;

(d) Cleaning, including sweeping of parking areas;

(e) Policing and security;

(f) Landscaping, including irrigating, trimming, mowing, fertilizing, and seeding;

(g) Utilities, including fuel, gas, electricity, water, sewer, telephone, and other services;

(h) The cost of the rental of any equipment and the cost of supplies used in the maintenance and operation of the Building;

(i) Maintaining, operating, repairing and replacing equipment;

(j) Other items of repair, maintenance or replacement for which Landlord is responsible under Article 12;

(k) Costs of alterations or modifications to the Building necessary to comply with requirements of applicable law, excluding matters that were not in compliance as of the Commencement Date;

(l) Audit fees and the cost of accounting services incurred in the preparation of statements referred to in this Lease; and

(m) A fee for the administration and management of the Building appropriate to the nature of the Building as reasonably determined by the Landlord from time to time.

Costs of capital expenditures incurred for the purpose of reducing Operating Costs, and costs of improvements, repairs, or replacements which otherwise constitute Operating Costs under this Article but which are properly charged to capital accounts, shall be included in Operating Costs as amortized over their estimated useful lives, as determined by the Landlord in accordance with generally accepted accounting principles, and only the annual amortization amount shall be included in Operating Costs.

7.6 Exclusions. Notwithstanding anything to the contrary in this Lease, in no event shall Tenant have any obligation to perform or to pay directly, or to reimburse Landlord for, all or any portion of the following repairs, maintenance, improvements, replacements, premiums, claims, losses, fees, charges, costs and expenses (collectively, “Costs”), nor shall any portion of the Tenant Improvement allowance be applied to such costs:

(a) Amounts for which Landlord is reimbursed by other sources, such as insurance proceeds, equipment warranties, judgments or settlements;

(b) Ground rents;

(c) Payments on any mortgage or other encumbrance, or interest charges or fees incurred on debt;

(d) Construction of tenant improvements;

(e) Replacements (but not repairs) of structural elements;

(f) Costs of negotiating or enforcing leases of tenants;

(g) Leasing commissions and marketing expenses;

(h) General overhead and administrative expenses of Landlord not directly related to the operation of the Building; and

(i) Costs occasioned by the violation of Law by Landlord, any other occupant of the Building, or their respective agents, employees or contractors.

(j) Costs occasioned by fire, acts of God, or other casualties or by the exercise of the power of eminent domain.

(k) Costs to correct any construction defect in the Premises or the Building or to comply with any CC&R’s, underwriters’ requirement or item not in compliance with Law applicable to the Premises or the Building as of the Commencement Date.

(l) Costs (i) arising from the disproportionate use of any utility or service supplied by Landlord to any other occupant of the Building, or (ii) associated with utilities and services of a type not provided to Tenant.

(m) The cost of any renovation, improvement, painting or redecorating of space occupied by other tenants.

(n) Fees, commissions, attorneys’ fees, Costs or other disbursements incurred in connection with negotiations or disputes with any other occupant of the Building and Costs arising from the violation by Landlord or any occupant of the Building (other than Tenant) of the terms and conditions of any lease or other agreement.

(o) Depreciation or expense reserves.

(p) Costs incurred in connection with the operation of any commercial concession within the Building.

(q) Advertising or promotional Costs.

(r) Lease payments and Costs for capital machinery and equipment, such as air conditioners, elevators, and the like.

(s) Increases in insurance Costs caused by the activities of another occupant of the Building and co-insurance payments.

(t) Costs incurred to investigate the presence of any Hazardous Material (defined in the Lease Form), Costs to respond to any claim of Hazardous Material contamination or damage, Costs to remove any Hazardous Material from the Building and any judgments or other Costs incurred in connection with any Hazardous Material exposure or releases, except to the extent caused by the storage, use or disposal of the Hazardous Material in question by Tenant.

(u) Wages, salaries, compensation, and labor burden for any employee to the extent fairly allocable to a building other than the Building or any fee, profit or compensation retained by Landlord or its affiliates for management and administration of the Building in excess of the management fee which would be charged by a professional management services for operation of comparable Buildings in the vicinity.

(v) Costs and expenses for which Tenant reimburses Landlord directly (such as after-hours air conditioning under Section 12.3) or which Tenant pays directly to a third person.

(w) Controllable Costs in excess of the Cost Cap. “Controllable Costs” means all Operating Costs except taxes, insurance premiums, and utility charges. The “Cost Cap” for 2005 is 105% of the actual Operating Costs for 2004, and the “Cost Cap” for each subsequent year shall be 105% of the Cost Cap for the previous year.

7.7 Centralized Maintenance of Complex. If and so long as Landlord elects to participate in centralized maintenance and operation of landscaping, parking facilities, and driveways for the entire Complex, the Building’s allocable share of such costs for the entire Complex shall be included in Operating Costs. The allocation shall be made in the proportion that the Rentable Area of the Building bears to the rentable areas of all buildings in the Complex.

8. TAXES

8.1 Real Property Taxes and Assessments. Landlord shall pay before delinquent all general and special real property taxes and assessments that are levied on, or allocable to, the Building (collectively, “Real Estate Taxes”). Real Estate Taxes shall not include income, franchise, transfer, inheritance or capital stock taxes, unless, due to a change in the method of taxation, any of such taxes are levied against or assessed against Landlord, in whole or in part, in lieu of, as a substitute for or as an addition to, any other tax which would otherwise constitute Real Estate Taxes. All assessments which may be paid in installments shall be paid by Landlord in the maximum number of installments permitted by law and not included in Operating Costs except in the year in which the assessment is actually paid; provided, however, that if the prevailing practice in comparable buildings is to pay such assessments on an early basis, and Landlord pays the same on such basis, such assessments shall be included in Operating Costs in the year paid by Landlord.

8.2 Taxes on Tenant. Tenant shall pay before delinquent all taxes levied or assessed upon, measured by, or arising from: (a) the conduct of Tenant’s business; (b) Tenant’s leasehold estate; or (c) Tenant’s property.

8.3 Excise Taxes. Tenant shall pay to Landlord all sales, use, transaction privilege, or other excise tax that may at any time be levied or imposed upon, or measured by, any amount payable by Tenant under this Lease.

9. INSURANCE AND INDEMNITY

9.1 Insurance Policies. Tenant, at its expense, shall obtain and keep in full force and effect the following insurance:

(a) Special form property insurance including sprinkler leakage in an amount equal to at least eighty percent (80%) of the full replacement cost of all property located on the Premises owned or leased by Tenant.

(b) Commercial general liability insurance applying to the use and occupancy of the Premises and the business operated by Tenant, including coverage for “premises/operations”, “products and completed operations”, and “blanket contractual” liabilities, written on an occurrence basis with limits not less than $1,000,000 per occurrence, $2,000,000 annual aggregate, naming Landlord, its agents, affiliates, and contract property manager as additional insureds.

(c) Workers’ compensation insurance in accordance with applicable law and employer’s liability insurance with a limit not less than $1,000,000 bodily injury each accident; $1,000,000 bodily injury by disease - each person; and $1,000,000 bodily injury by disease - policy limit.

9.2 Policy Requirements. Tenant’s insurance policies shall:

(a) where applicable, contain the mortgagee’s standard mortgage clause and in any event a waiver of any subrogation rights which Tenant’s insurers may have against Landlord and against those for whom the Landlord is in law responsible;

(b) be taken out with insurers reasonably acceptable to Landlord and be in a form, and with deductible and retention amounts, reasonably satisfactory to Landlord;

(c) as to any loss resulting from the negligence of Tenant, be non-contributing and apply as primary and not as excess to, any other insurance available to the Landlord; and

(d) contain an undertaking by the insurers to endeavor to notify the Landlord, and the holder of any encumbrance on the Building designated by Landlord, in writing not less than thirty days (ten days in the case of nonpayment of premiums) prior to any material change, cancellation or termination.

9.3 Evidence of Coverage. Tenant shall deliver to Landlord certificates of insurance: (a) as soon as practicable after the placing of the required insurance and (b) periodically thereafter before expiration, renewal or replacement of the policies then in force. No review or approval of any such insurance certificate by Landlord shall derogate or diminish Landlord’s rights or Tenant’s obligations. Tenant shall not take possession of the Premises without having complied with the requirements of this Section.

9.4 Indemnity and Exculpation. Tenant shall defend, indemnify and hold Landlord (and its members, managing agents, officers, directors, employees, agents, and property manager) harmless, regardless of any negligence that may be imputed to Landlord as owner of the real property involved in an injury, from and against any and all loss, claims, actions, damages, liability and expense in connection with loss of life, personal injury, damage to property or any other loss or injury whatsoever arising directly or indirectly from or out of this Lease, or any occurrence in, upon or at the Premises, or the occupancy or use by the Tenant of the Premises, or any act or omission of Tenant, its members, managing agents, agents, servants, employees or invitees. Tenant shall not be required, however, to indemnify Landlord against a claim arising from Landlord’s active negligence or willful misconduct. Landlord shall not be liable and Tenant hereby waives all claims for any damage to any property in or about the Premises or the Building or injury or inconvenience to Tenant’s business, by or from any cause whatsoever (including without limiting the foregoing, rain or water leakage of any character from the roof, windows, walls, basement, pipes, plumbing works or appliances). Tenant acknowledges that it is protecting itself against loss by maintaining appropriate insurance coverage.

9.5 Landlord’s Policies. Landlord shall at all times keep in force “Special Form” property insurance insuring the Building in the amount of its full replacement value, and reasonable amounts of commercial general liability insurance. No insurable interest is conferred upon Tenant under any policies of insurance carried by Landlord, and Tenant shall not be entitled to share or receive proceeds of any insurance policy carried by Landlord. Landlord shall carry prudent property and liability insurance coverages, subject to reasonable deductibles and retention amounts and, if warranted by Landlord’s financial strength and resources, subject to the right to self-insure against such risks.

9.6 Waiver of Subrogation. Notwithstanding anything to the contrary in this Lease, the parties hereto release each other and their respective agents, employees, successors, assignees and subtenants from all liability for damage to any property that is caused by or results from a risk which is actually insured against, which is required to be insured against under this Lease, or which would normally be covered by property insurance, without regard to the negligence of the entity so released.

10. FIRE AND CASUALTY

10.1 Termination Rights. If all or part of the Premises is rendered untenantable by damage from fire or other casualty which in Landlord’s opinion cannot be substantially repaired (employing normal construction methods without overtime or other premium) under applicable laws and governmental regulations within 180 days from the date of the fire or other casualty, then either Landlord or Tenant may elect to terminate this Lease as of the date of such casualty by written notice delivered to the other not later than ten days after notice of Landlord’s estimate of the time required for restoration is given by Landlord. Landlord shall provide such notice as soon as is practicable after the fire or other casualty occurs.

10.2 Restoration. If in Landlord’s opinion the damage caused by the fire or other casualty can be substantially repaired (employing normal construction methods without overtime or other premium) under applicable laws and governmental regulations within 180 days from the date of the fire or other casualty, or if neither party exercises its right to terminate under Section 10.1, Landlord shall, but only to the extent that insurance proceeds are available therefor, repair such damage other than damage to furniture, chattels or trade fixtures which do not belong to the Landlord, which shall be repaired by Tenant at its own expense.

10.3 Abatement. During any period of restoration, the Base Rent and all other charges payable by Tenant shall be proportionately reduced to the extent that the Premises are thereby rendered untenantable for Tenant’s use, from the date of casualty until completion by Landlord of the repairs to the Premises (or the part thereof rendered untenantable) or until Tenant again commences full business operations in the Premises, whichever first occurs.

10.4 Demolition of Building; Damage Late in Term. Notwithstanding anything to the contrary in Section 10.1, if all or a substantial part (whether or not including the Premises) of the Building is rendered untenantable by damage from fire or other casualty to such a material extent that in the reasonable opinion of Landlord the Building must be totally or partially demolished, whether or not to be reconstructed in whole or in part, or if a fire or casualty requiring substantial restoration or repair occurs during the last year of the Term, Landlord may elect to terminate this Lease as of the date of the casualty (or on the date of notice if the Premises are unaffected by such casualty) by written notice delivered to Tenant not more than sixty days after the date of the fire or casualty. Landlord shall not terminate this Lease unless it concurrently terminates all other leases affecting the Building.

10.5 Agreed Remedies. Except as specifically provided in this Article, there shall be no reduction of rent and Landlord shall have no liability b Tenant by reason of any injury to or interference with Tenant’s business or property arising from fire or other casualty, howsoever caused, or from the making of any repairs resulting therefrom in or to any portion of the Building or the Premises. Landlord and Tenant waive any statutory or other rights of termination by reason of fire or other casualty, it being the intention of the parties to provide specifically and exclusively in this Article for the rights of the parties with respect to termination of this Lease as a result of a casualty.

11. CONDEMNATION

11.1 Automatic Termination. If during the Term all or any part of the Premises is permanently taken for any public or quasi-public use under any statute or by right of eminent domain, or purchased under threat of such taking (each a “Condemnation”), this Lease shall automatically terminate on the date that the taking legally occurs.

11.2 Optional Termination. If during the term any part of the Building is taken or purchased by right of eminent domain or in lieu of condemnation, whether or not the Premises are directly affected, then if in the reasonable opinion of Landlord substantial alteration or reconstruction of the Building is necessary or desirable as a result thereof, or the amount of parking available to the Building is materially and adversely affected, Landlord shall have the right to terminate this Lease by giving Tenant at least thirty days written notice of such termination.

11.3 Award. Landlord shall be entitled to receive and retain the entire award or consideration for the affected lands and improvements and Tenant shall not have or advance any claims against Landlord for the value of its property or its leasehold estate or the unexpired term of this Lease or for costs of removal or relocation or business interruption expense or any other damages arising out of the taking or purchase. Nothing herein shall give Landlord any interest in or preclude Tenant from seeking and recovering on its own account from the condemning authority any award of compensation attributable to the taking or purchase of Tenant’s personal property or trade fixtures or attributable to Tenant’s relocation expenses provided that any separate claim by Tenant shall not reduce or adversely affect the amount of Landlord’s award. If any award made or compensation paid to Tenant specifically includes an award or amount for Landlord, Tenant shall promptly account therefor to Landlord.

12. MAINTENANCE AND OFFICE SERVICES

12.1 Maintenance by Tenant. Tenant shall maintain the interior of the Premises and the improvements therein (excluding services and maintenance for which Landlord is responsible pursuant to Sections 12.2 and 12.4) in good condition and repair. Notwithstanding the generality of the preceding sentence, Landlord shall perform and construct, and Tenant shall have no responsibility to perform or construct, any repair, maintenance pr improvement (i) necessitated by the acts or omissions of Landlord or any other occupant of the Building, or their respective agents, employees or contractors, (ii) occasioned by fire, acts of God or other casualty or by the exercise of the power of eminent domain, (iii) required as a consequence of any violation of Law or construction defect in the Premises or the Building as of the Commencement Date, (iv) to the heating, ventilating, air conditioning, electrical, water, sewer, and plumbing systems serving the Premises or the Building, and (v) to any portion of the Building outside of the demising walls of the Premises. Tenant’s obligation, if any, to reimburse Landlord for the costs of such repairs, maintenance and improvements shall be governed by the other provisions of this Lease.

12.2 Building Services. Landlord shall provide the following services to Tenant:

(a) Janitorial services to the Premises and to Common Areas five nights per week, including. light bulb replacements for Building Standard lights and Common Area restroom supplies;

(b) elevator service by means of the Building’s elevators; and

(c) heating, ventilation, and air conditioning to the Premises appropriate to a first class office building.

12.3 Utilities and After-Hours Charges. Landlord shall supply to the Premises electrical power for lighting and for the operation of normal office equipment. Landlord shall supply water and sewer services for any plumbing facilities in the Premises and Common Area restrooms. Tenant shall pay to Landlord within thirty days after receipt of invoice: (a) for heating, ventilation and air conditioning requested by Tenant to be provided to the Premises outside of normal business hours (8:00 a.m. to 6:00 p.m., Monday through Friday, and 8:00 a.m. to 1:00 p.m. on Saturday, legal holidays excepted) at Landlord’s standard hourly rates, which shall be subject to reasonable and proportional adjustment for changes in electrical power rates, and (b) for electrical power used by Tenant in excess of normal office demand. Current hourly rates for after-hours heating, ventilation and air conditioning is $6.00 per heat pump unit per hour. If Tenant operates any facility, such as a computer room, that requires electrical power in excess of normal office demand or that requires cooling after normal business hours, Landlord may require such facilities to be separately metered or submetered to Tenant at Tenant’s expense. All utilities provided to the Premises other than those describe above, including communications services, shall be arranged directly by Tenant with the utility supplier, including the posting of any required deposits, and paid directly to the utility supplier when due.

12.4 Building and Common Area Maintenance. Landlord shall perform all repairs, maintenance and replacements to the Building (including roof, structural elements, doors, plate glass, heating, air conditioning, ventilation, electrical and plumbing systems serving the Building, and exterior window washing), and keep all Common Areas in good condition and repair in accordance with standards then prevailing for comparable properties of like age and character.

12.5 Interruptions. Landlord shall not be liable or responsible for breakdowns or temporary interruptions in access, services, or utilities, nor for interference with Tenant’s business or Tenant’s access to the Premises during the course of repairs or remedial work.

Landlord also shall not be liable or responsible for damage or inconvenience arising from interruption of utility services, regardless of cause, including without limitation quarterly interruptions in power supply to the Building related to testing of the Building’s uninterrupted power system (“UPS”) equipment. Tenant shall be provided advance notice of scheduled interruptions. Unless specifically otherwise provided in this Lease, Tenant shall not be connected to or be protected by the UPS. Notwithstanding anything to the contrary contained in this Lease, should Landlord fail to supply the services or perform its obligations required under this Lease and such failure shall cause all or part of the Premises to be untenantable for the normal operation of Tenant’s business for ten consecutive business days, then Tenant’s rent with respect to the portion of the Premises so rendered untenantable will be equitably abated for each day after the ten business day period during which the Premises continue to be so untenantable such that Tenant cannot operate its business in a commercially reasonable manner.

12.6 Access. Landlord at all times shall have access to the Premises for purposes of inspection and performing Landlord’s repair, maintenance and janitorial obligations and exercising its rights under this Lease. Upon reasonable notice to Tenant, Landlord shall have access to the Premises for purposes of showing the Premises to current or prospective lenders, to prospective purchasers of the Building, and, during the nine-month period preceding the expiration of the term of this Lease, to prospective tenants. Landlord and Landlord’s agents, except in the case of emergency, shall provide Tenant with reasonable prior notice prior to entry of the Premises for purposes other than routine inspections, repairs, and cleaning. Any such entry by Landlord and Landlord’s agents shall comply with all reasonable security measures of Tenant and shall not impair Tenant’s operations more than reasonably necessary. During any such entry, Landlord and Landlord’s agents shall at all times be accompanied by Tenant if Tenant provides an escort.

12.7 Food Service; Day Care; Exercise Facility. So long as the Building and the building located at 1500 North Priest Drive (the “1500 Building”) remain under common ownership and the owner of the 1500 Building continues to keep the facilities in operation, Tenant shall have access, for the use by its employees on the Premises, to: (a) child day care services in the day care facility located in the Complex (on a waiting list basis to the extent that demand exceeds available capacity) on the same basis as Landlord’s employees; and (b) the food service facility located in the 1500 Building on the same basis as Landlord’s employees; and (c) an exercise facility in the 1500 Building on the same basis as Landlord’s employees. If both the food service facility and the exercise facility are closed or otherwise not made available to Tenant on the foregoing terms, then during any period of non-availability of the food service facility and exercise facility the amount of the Base Rent under this Lease shall be reduced by 500 per square foot of Rentable Area per year. Use of the exercise facility may be made subject to reasonable conditions, including attendance at a training class and receipt of written approval from the employee’s physician. The initial monthly charge for such usage by an employee shall be $25.00 per month. The amount of the monthly charge may be changed in the future so long as the same charge E applicable to all persons working in the Building who have access to the exercise facility.

12.8 Limited Self-Help Remedy. If: (a) a condition within the Premises that is the responsibility of Landlord under Sections 12.1, 12.2(a) or 12.4 is not corrected within the applicable period set forth in Section 12.4, and (b) the correction of the condition will not involve or affect Common Areas, other tenants, or Building electrical, communications, mechanical, plumbing, or elevator systems, and (c) Landlord is not diligently pursuing correction of the condition, and (d) the condition remains uncorrected for five additional business days after Tenant gives notice to Landlord that Tenant intends to resort to self-help to correct the condition, then Tenant may retain an appropriately licensed contractor to correct the condition (subject to compliance with the provisions of Section 13.1, as applicable), and Landlord shall reimburse Tenant for the reasonable cost of the correction within thirty days after receipt of an invoice and supporting documentation.

13. TENANT ALTERATIONS AND SIGNAGE

13.1 Alterations. Tenant may from time to time at its own expense make changes, additions and improvements in the Premises, provided that any such change, addition or improvement shall:

(a) comply with the requirements of any governmental or quasi-governmental authority having jurisdiction (including, without limitation, the ADA), with the requirements of Landlord’s insurance carriers, and with Landlord’s safety and access requirements, including restrictions on flammable materials and elevator usage;

(b) not be commenced until Landlord has received satisfactory evidence that all required permits have been obtained;

(c) be made only with the prior written consent of Landlord (which may be withheld in Landlord’s sole discretion, to the extent in Landlord’s opinion it materially affects the structure or adversely affects electrical, HVAC, plumbing or fire sprinkler systems of the Building, but which otherwise shall not be unreasonably withheld);

(d) be constructed in good workmanlike manner and conform to complete working drawings prepared by a licensed architect and submitted to and approved by Landlord;

(e) be of a quality that equals or exceeds the then current Building Standard and comply with all building, fire and safety codes

(f) be performed either by Landlord or by other licensed contractors selected by Tenant subject to Landlord’s reasonable prior approval and approved in writing by Landlord. Tenant shall give Landlord an opportunity to perform or to bid on the work. If Tenant selects another contractor, that contractor shall deliver to Landlord before commencement of the work performance and payment bonds as well as proof of workers’ compensation and general liability insurance coverage, including coverage for completed operations and contractual liability, with Landlord and its agents and designees named as additional insureds, in amounts, with companies, and in form reasonably satisfactory to Landlord, which shall remain in effect during the entire period in which the work shall be carried out. Notwithstanding the foregoing, only subcontractors specifically approved by Landlord may be used to make connection with the Building’s main electrical, plumbing or HVAC systems, provided that such subcontractors are available to timely provide such work at prices consistent with market conditions for such work; and

(g) upon completion, be shown on accurate “as built” reproducible drawings delivered to Landlord.

13.2 Tenant Installations. Tenant may install in the Premises its usual trade fixtures and personal property in a proper manner, provided that no installation shall interfere with or damage the mechanical or electrical systems or the structure of the Building. Landlord may require that any work that may affect structural elements or mechanical, electrical, heating, air conditioning, plumbing or other systems be performed by Landlord at Tenant’s cost or by a contractor designated by Landlord, provided that such contractor are available to timely provide such work at prices consistent with market conditions for such work.

13.3 Roof-Mounted Communications Equipment for Tenant’s Use.

(a) Tenant shall have the non-exclusive right, without additional charge, to install satellite dishes, antennae and other communications equipment on the roof of the Building at a location reasonably approved by Landlord and subject to compliance with applicable laws. Tenant shall be responsible for all costs and expenses associated with the installation, maintenance and removal of any such equipment.

(b) The placement, weight, and means of attachment of such equipment and the location and means of roof penetration for such equipment shall be subject to Landlord’s reasonable prior written approval.

(c) Any such installation may be made only if and to the extent that the roof warranty or guaranty is not compromised or terminated.

(d) Tenant shall use only contractors reasonably approved by the issuer of the roof warranty or guaranty (the “Roof Guarantor”), and shall pay any reasonable charges imposed by the Roof Guarantor to monitor or supervise the work.

(e) Tenant shall defend, indemnify and hold Landlord harmless from all loss or damage caused to the Building’s roof by installation, operation, and maintenance of the equipment, including without limitation damage resulting from related roof leaks.

(f) Tenant and its contractors shall have access to the roof for inspection and maintenance of the equipment as reasonably coordinated with Landlord, and all such contractors shall comply with reasonable restrictions imposed by Landlord, such as requirements that they walk and stand only on portions of the roof protected by pads installed for such purpose.

(g) Tenant shall bear all costs of such installation and shall bear all risks of loss to such equipment from any cause whatsoever.

(h) The installation shall comply with the requirements of Section 13.1.

(i) Tenant’s equipment shall be for the sole use of Tenant (and any assignees or subtenants or other successors- in- interest to Tenant).

13.4 Signs.

(a) Except as provided below, Tenant shall not place or permit to be placed any sign, picture, advertisement, notice, lettering or decoration on any part of the outside of the Premises or anywhere in the interior of the Premises which is visible from the outside of the Premises without Landlord’s prior written approval. Tenant shall be entitled, at Landlord’s expense, to an entry in the Building directory maintained by Landlord and to a building standard entry sign by the entry door to the Premises.

(b) Subject to compliance with applicable sign ordinances and permits and subject to Landlord’s reasonable approval of size, location, design, materials, aid manner of attachment, Landlord, at Tenant’s sole expense and upon Tenant’s request, shall install Tenant’s sign on one panel of each side of Landlord’s sign monument on Washington Street. At the expiration of the Lease Term and any Renewal Term, Tenant shall remove its sign from Landlord’s sign monument on Washington Street at its sole cost and expense and repair all damage thereto, using Landlord’s designated sign contractor. Notwithstanding the foregoing, if at any time the amount of space occupied by Tenant and its affiliates (but not unaffiliated subtenants) is reduced below one full floor and Tenant thereby ceases to be one of the top four largest tenants of the Building (measured by occupied Rentable Area), and if such condition continues for six consecutive months, then Landlord shall be entitled to require Tenant to remove its sign from the sign monument so that a tenant occupying more Rentable Area than Tenant may have its sign on the sign monument.

13.5 Mechanics Liens. Tenant shall pay before delinquent all costs for work done or caused to be done by Tenant in the Premises which could result in any lien or encumbrance on Landlord’s interest in the Building or any part thereof, shall keep the title to the Building and every part thereof free and clear of any lien or encumbrance in respect of such work, and shall indemnify and hold harmless Landlord and Landlord’s agents and employees against any claim, loss, cost, demand or legal or other expense, whether in respect of any lien or otherwise, arising out of the supply of material, services or labor for such work. Tenant immediately shall notify Landlord of any such lien, claim of lien or other action of which it has or reasonably should have knowledge and that affects the title to the Building or any part thereof and shall cause it to be removed by bonding or otherwise within twenty days, failing which Landlord may take such action as Landlord deems necessary to remove it and the entire cost thereof shall be immediately due and payable by Tenant to Landlord.

14. ASSIGNMENT AND SUBLETTING

14.1 Consent Required. Tenant shall not assign its interest under this Lease nor sublet all or any part of the Premises without Landlord’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed. Tenant shall not at any time pledge, hypothecate, mortgage or otherwise encumber its interest under this Lease as security for the payment of a debt or the performance of a contract. Any purported assignment or sublease made without Landlord’s consent shall be void. No consent shall constitute consent to any further assignment or subletting.

14.2 Exempt Transfers. Notwithstanding anything to the contrary in this Lease, Tenant may, without Landlord’s prior written consent and without any participation by Landlord in assignment and subletting proceeds, sublet the Premises or assign the Lease to: (i) a subsidiary, affiliate, division or corporation controlling, controlled by or under common control with Tenant; (ii) a successor corporation related to Tenant by merger, consolidation, nonbankruptcy reorganization, or government action, so long as the successor entity has a net worth not less than that of Tenant prior to the merger or other combination; or (iii) a purchaser of substantially all of Tenant’s assets located in the Premises, so long as the successor entity has a net worth not less than that of Tenant prior to the purchase (each of the foregoing is hereinafter referred to as an “Exempt Transfer”). For the purpose of this Lease, the sale or other transfer of Tenant’s capital stock shall not be deemed an assignment, subletting, or any other transfer of the Lease or the Premises.

14.3 Requests for Approval. Landlord shall be under no obligation to decide whether consent will be given or withheld unless Tenant has first provided to Landlord: (a) the name and legal composition of the proposed assignee or subtenant and the nature of its business; (b) the use to which the proposed assignee or subtenant intends to put the Premises; (c) the material business terms and conditions of the proposed assignment or sublease and of any related transaction between Tenant and the proposed assignee or subtenant; (d) information related to the experience, integrity and financial resources of the proposed assignee or subtenant; (e) such information as Landlord may reasonably request to supplement, explain or provide details of the matters submitted by Tenant pursuant to subparagraphs (a) through (d). Tenant agrees that within thirty days after written request, Tenant shall reimburse Landlord for all reasonable costs incurred by Landlord (up to $1000), including attorneys’ fees, in connection with evaluating the request and preparing any related documentation. If Landlord fails to respond to a request for consent within ten business days after receipt of all of the foregoing information, and if the failure to respond continues for five additional business days after receipt of a reminder notice from Tenant stating that Landlord has failed to respond in a timely manner and containing the following legend in bold font and in capital letters: “PURSUANT TO SECTION 14.3 OF THE LEASE, IF YOU FAIL TO RESPOND TO TENANT’S REQUEST FOR CONSENT WITHIN FIVE BUSINESS DAYS AFTER RECEIPT OF THIS NOTICE, YOU WILL BE DEEMED TO HAVE CONSENTED TO THE REQUESTED ASSIGNMENT OR SUBLEASE”, then consent shall be deemed given.

14.4 Continued Responsibility. Tenant shall remain fully liable for performance of this Lease, notwithstanding any assignment or sublease, for the entire Lease Term.

14.5 Excess Proceeds. If consent to an assignment or sublease is given (and in no event with regards to any Exempt Transfer), Tenant shall pay to Landlord, as additional rent, one half of all Excess Proceeds (as defined in this Section 14.5 below) received as consideration from the assignee or subtenant with respect to the space involved, measured on a per square foot basis, as and when payable. As used in this Section “Excess Proceeds” shall mean the revenue received by Tenant from the assignee or subtenant during the assignment or sublease term, after Tenant has first received reimbursement for: the sum of (a) the amounts (excluding any Excess Proceeds) paid to Landlord by Tenant during the period of the assignment or the sublease term for the space covered by the sublease or assignment (“Transferred Space”) and all other costs to Tenant of performing under the sublease or assignment; (b) the gross revenue paid to Landlord by Tenant for all days the Transferred Space was vacant from the later to occur of (i) the date that Tenant first vacates the Transferred Space or (ii) the date Tenant provides written notice of Tenant’s intention to assign or sublet up to the date the assignee or subtenant was to pay rent; (c) any improvement allowance or other economic concession (space planning allowance, moving expenses, etc.) paid by Tenant to or for the benefit of its assignee or subtenant; (d) broker’s commissions; (e) attorneys’ fees; (f) lease takeover payments; (g) costs required to be paid by Tenant to Landlord in connection with such assignment or sublease; (h) costs of advertising the Transferred Space; and (i) unamortized costs of the initial Tenant Improvements paid for by Tenant, and any other alterations to the Transferred Space paid by Tenant (and not through the Tenant Improvement Allowance).

14.6 Limitations. Without limiting appropriate grounds for withholding consent, it shall not be unreasonable for Landlord to withhold consent: (i) if the proposed assignee or subtenant is a tenant in another building owned by Landlord or by an affiliate of Landlord or of any of Landlord’s constituent partners or principals in the Phoenix metropolitan area, (ii) if the proposed assignee or subtenant is a governmental agency, (iii) if the proposed assignee or subtenant is a direct competitor of Landlord or an affiliate of Landlord; (iv) if the use by the proposed assignee or subtenant would contravene this Lease, applicable deed restriction, any underlying lease, any restrictive use covenant or exclusive rights granted by Landlord; (v) if the proposed assignee or subtenant does not intend to occupy the Premises for its own use; or (vi) if the nature of the proposed assignee or subtenant is not compatible with the character of the Building.

14.7 Transfer by Landlord. Upon a sale or other transfer of the Building by Landlord, Landlord’s interest in this Lease shall automatically be transferred to the transferee, the transferee shall automatically assume all of Landlord’s obligations under this Lease accruing from and after the date of transfer, and upon the transferee’s assumption of Landlord’s obligations under this Lease in writing, the transferor shall be released of all obligations under this Lease arising after the transfer. Tenant shall upon request execute an agreement whereby the transferee expressly acknowledges all of the obligations of the “Landlord” under this Lease, and Tenant agrees to attorn to the transferee.

15. SUBORDINATION AND ATTORNMENT

15.1 Subordination. Subject to the further provisions of this Article 14, this Lease is and shall be subject and subordinate in all respects to all existing and future mortgages or deeds of trust now or hereafter encumbering the Building or any part hereof. The holder of any mortgage or deed of trust may elect to be subordinate to this Lease. This Lease is subject and subordinate to the Ground Lease dated as of May 22, 2002 between Salt River Project Agricultural Improvement and Power District, as ground lessor, and BNY Western Trust Company, not in its individual capacity, but solely as Certificate Trustee on behalf of Tempe Trust, as ground lessee (the “Salt River Ground Lease”) and to the Master Lease and Deed of Trust (Land – HQ#2) dated as of August 30, 2000 and the Master Lease and Deed of Trust (Improvements – HQ#2) dated as of August 30, 2000, both between BNY Western Trust Company, not in its individual capacity, but solely as Certificate Trustee on behalf of Tempe Trust, as landlord and Landlord, as tenant (collectively, the “BNY Leases”). (All of the foregoing interests to which the Lease is intended to be subordinated are collectively and categorically referred to in this Lease as the “Superior Interests”).

15.2 Attornment to SRP. The following provision, required to be contained in this Lease by the terms of the Salt River Ground Lease, is binding on Tenant:

If the Ground Lease is terminated before the expiration of its Term, then, at the option of the Ground Lessor, either Tenant shall attorn to the Ground Lessor or this Lease shall automatically terminate.

15.3 Attornment to BNY. The following provision, required to be contained in this Lease by the terms of the BNY Leases, is binding on Tenant:

The Tenant hereunder agrees that this Lease is subject and subordinate to the lease or leases under which the Landlord hereunder occupies the HQ #2 Land and the HQ #2 Improvements (the “Overlease”, with the landlord under the Overlease and its successors and assigns in interest to the HQ #2 Land and the HQ #2 Improvements or this Lease being hereinafter referred to as the “Overlandlord”), and that in the event of the termination of the Overlease or in the event the Overlandlord terminates the Landlord’s right of possession under the Overlease (the date on which either such termination becomes effective being referred to herein as the “Turnover Date”), the Tenant hereunder will attom to the Overlandlord and pay the Overlandlord all of the rents and other monies required to be paid by the Tenant hereunder, and perform all of the terms, covenants, conditions and obligations contained in this Lease, and the Overlandlord shall recognize Tenant hereunder; and this Lease shall continue as a direct lease between the Tenant hereunder and Overlandlord upon all of the terms and conditions hereof except that in no event shall Overlandlord have any obligation to perform any obligation of the Landlord hereunder with respect to obligations of the Landlord hereunder accruing prior to the Turnover Date, and that any obligations of Overlandlord (or any successor Overlandlord) hereunder arising after the Turnover Date shall be without recourse to Overlandlord (other than the interest of the Overlandlord in the property demised by this Lease.)

15.4 Lender Protection. Upon a transfer in connection with foreclosure or trustee’s sale proceedings or in connection with a default under an encumbrance, whether by deed to the holder of the encumbrance in lieu of foreclosure or otherwise, Tenant, if requested, shall in writing attom to the transferee, but the transferee shall not be:

(a)	subject to any offsets or defenses which Tenant might have against Landlord;

(b)	bound by any prepayment by Tenant of more than one month’s installment of rent;

(c)	obligated to perform any construction obligations; or

(d)	subject to any liability or obligation of Landlord except those arising after the transfer.

15.5 Documentation. The subordination provisions of this Article shall be self-operating and no further instrument shall be necessary. Nevertheless Tenant, on request, shall execute and deliver any and all instruments further evidencing such subordination.

15.6 Other Transactions. Landlord may at any time and from time to time grant, receive, dedicate, relocate, modify, surrender or otherwise deal with easements, rights of way, restrictions, covenants, equitable servitudes or other matters affecting the Building without notice to or consent by Tenant, provided that Tenant’s use and enjoyment of the Premises is not materially and adversely affected, and such actions do not reduce Tenant’s rights or increase Tenant’s obligations hereunder.

16. ESTOPPEL CERTIFICATES AND FINANCIAL STATEMENTS

Tenant shall at any time within ten days after written request from Landlord execute, acknowledge and deliver to Landlord a statement in writing: (a) certifying that this Lease is unmodified and in full force and effect (or, if modified, stating the nature of such modification and certifying that this Lease, as so modified, is in full force and effect) and the date to which the rent and other charges are paid in advance, if any; (b) confirming the commencement and expiration dates of the term; (c) confirming the amount of the security deposit held by Landlord; (d) acknowledging that there are not, to Tenant’s knowledge, any uncured defaults on the part of Landlord hereunder, or specifying such defaults if any are claimed; and (e) confirming such other matters regarding this Lease as to which Landlord may reasonably request confirmation. Any such statement may be conclusively relied upon by a prospective purchaser or lender with respect to the Building. If Landlord desires to finance or refinance the Building, and if Tenant is not then a publicly-traded company, Tenant hereby agrees to deliver to any lender designated by Landlord such financial statements of Tenant as may be reasonably required by such lender. Such statement shall include the past three years’ financial statements of Tenant. All such financial statements shall be received by Landlord in confidence and shall be used only for the purposes herein set forth.

17. QUIET ENJOYMENT

Landlord covenants and warrants that if Tenant pays the rent and observes and performs the terms, covenants and conditions contained in this Lease, Tenant shall peaceably and quietly hold and enjoy possession of the Premises for the Term without hindrance or interruption by Landlord, or any other person lawfully claiming by, through or under Landlord unless otherwise permitted by the terms of this Lease.

18. SURRENDER AND HOLDOVER

18.1 Surrender. Upon the expiration or termination of this Lease or of Tenant’s right to possession, Tenant shall surrender the Premises in the condition received by Tenant, reasonable wear and tear and damage by casualty excepted, and shall remove all of Tenant’s equipment, fixtures and property, and repair all damage caused by the removal. Tenant shall not remove permanent improvements that were provided by Landlord at the commencement of this Lease and shall not remove permanent improvements later installed by Tenant unless Tenant was directed to do so by Landlord, at the time Landlord consented to such improvements.

18.2 Holdover. Tenant shall have the right to hold over beyond the expiration of the Term for up to three months, as designated in a notice given to Landlord at least 120 days before the Expiration Date; provided, however, if after the 120-day deadline passes an event outside of Tenant’s reasonable control occurs that results in the space to which Tenant is relocating not being ready on the Expiration Date, then Tenant may nevertheless hold over, not in excess of three months, as reasonably necessary as a result of delay in completion of the relocation space on the condition that Tenant immediately gives Landlord notice of the happening of such an event and thereafter keeps Landlord informed, not less often than weekly, of the progress of the work and the expected relocation date. If Landlord and Tenant agree to any further holdover, the holdover shall be on a month to-month basis. If Tenant holds over without Landlord’s consent, Tenant shall, at Landlord’s election, be a tenant at will or a tenant from month-to-month. In either case rent shall be payable monthly in advance at a rate equal to 125% of the rate in effect immediately before the holdover began for the first three months of the holdover and thereafter at 150% of such rate. A holdover month-to-month tenancy may be terminated by either party at any time upon at least thirty days’ prior written notice. A holdover tenancy at will is terminable at any time by either party without notice, regardless of whether rent has been paid in advance. Upon a termination under this Section, unearned rent shall be refunded following the surrender of possession provided Tenant is not otherwise in breach of this Lease.

19. BREACH, DEFAULT, AND REMEDIES

19.1 Default. The following shall constitute “Events of Default”:

(a) Tenant fails to pay rent or any other amount due under this Lease within five business days after notice of nonpayment; or

(b) Tenant fails to execute, acknowledge and return a subordination agreement under Article 15 or an estoppel certificate or financial statements under Article 16, within ten days after a second notice from Landlord requesting such documents; or

(c) Tenant breaches any other obligation under this Lease or breaches any provision of the Salt River Ground Lease or the BNY Leases and fails to cure the breach within fifteen days after notice of nonperformance; provided, however, that if the breach is of such a nature that it cannot be cured within fifteen days, no Event of Default shall be deemed to have occurred by reason of the breach if cure is commenced promptly and diligently pursued to completion within a period not longer than ninety days; and provided further, that in the event of a breach involving an imminent threat to health or safety, Landlord may in its notice of breach reduce the period for cure to such shorter period as may be reasonable under the circumstances.

19.2 Remedies. Upon the occurrence of an Event of Default, Landlord, at any time thereafter without further notice or demand may exercise any one or more of the following remedies concurrently or in succession:

(a) Terminate Tenant’s right to possession of the Premises by legal process or otherwise, with or without terminating this Lease, and retake exclusive possession of the Premises.

(b) From time to time relet all or portions of the Premises, using reasonable efforts to mitigate Landlord’s damages. In connection with any reletting, Landlord may relet for a period extending beyond the term of this Lease and may make alterations or improvements to the Premises without releasing Tenant of any liability. Upon a reletting of all or substantially all of the Premises, Landlord shall be entitled to recover all of its then prospective damages for the balance of the Lease Term measured by the difference between amounts payable under this Lease and the anticipated net proceeds of reletting.

(c) From time to time recover accrued and unpaid rent and damages arising from Tenant’s breach of the Lease, regardless of whether the Lease has been terminated, together with applicable late charges and interest at the rate of 18% per annum or the highest lawful rate, whichever is less.

(d) Recover all costs, expenses and attorneys’ fees incurred by Landlord in connection with enforcing this Lease, recovering possession, reletting the Premises or collecting amounts owed, including, without limitation, costs of alterations, brokerage commissions, and other costs incurred in connection with any reletting.

(e) Perform the obligation on Tenant’s behalf and recover from Tenant, upon demand, the entire amount expended by Landlord plus 20% for special handling, supervision, and overhead.

(f) Pursue other remedies available at law or in equity.

20. LANDLORD’S DEFAULT. Landlord breaches this Lease, Tenant shall have all rights and remedies at law or in equity.

21. NOTICES. Any notice from one party to the other shall be in writing and shall be deemed duly served: if delivered personally or mailed by certified mail addressed (a) to Tenant at the address set forth in Section 1.12, or (b) to Landlord at the address set forth in Section 1.13. Either party may change its notice address by written notice to the other. Any notice shall be deemed to have been given when mailed, if mailed, and when delivered, if personally delivered.

22. BROKERAGE. Landlord and Tenant each warrants and represents that no broker or other person is entitled to claim a commission, broker’s fee or other compensation in connection with this Lease based upon the representing parties’ contact with such broker or other person except brokers whom such party has previously specifically designated in writing in Section 1.14 and Section 1.15. Landlord or Tenant shall each defend, indemnify and hold the other harmless from all claims or liabilities arising from any breach of the foregoing representation and warranty. As consideration for Tenant’s execution of this Lease, Landlord shall pay a commission to Tenant’s Broker pursuant to a separate agreement, and if Landlord fails to do so in a timely manner and such failure continues for ten days after receipt of written demand for payment from Tenant, then Tenant may pay such commission and set off the amount paid against Base Rent.

23. STORAGE SPACE. Subject to availability from time to time, Tenant shall have the right to use approximately 300-400 square feet of space in the Building, as designated by Landlord, for storage purposes. Landlord shall be entitled at any time upon fifteen days prior written notice to terminate Tenant’s right to such storage space for the purpose of leasing it to a third party for office purposes. So long as the storage space remains available for Tenant’s use, Tenant shall pay to Landlord for any use of such space, monthly in advance without notice or demand, rental in an amount equal to $8.00 per square foot of Rentable Area per annum. The storage space shall be a room with a locking door, shall be used for no purpose other than storage, shall receive no building services, and shall be delivered “as is”. Tenant shall be responsible for any damage to the storage space caused by its employees.

24. GENERAL.

24.1 Severability. If any term, covenant or condition of this Lease, or the application thereof, is to any extent held or rendered invalid, it shall be and is hereby deemed to be independent of the remainder of the Lease and to be severable and divisible therefrom, and its invalidity, unenforceability or illegality shall not affect, impair or invalidate the remainder of the Lease or any part thereof.

24.2 No Waiver. The waiver of any breach of any term, covenant or condition contained in this Lease shall not be deemed to be a waiver of such term, covenant or condition or of any subsequent breach of the same or of any other term, covenant or condition contained in this Lease. The subsequent acceptance of rent by Landlord shall not be deemed to be a waiver of any preceding breach by Tenant of any term, covenant or condition of this Lease, regardless of Landlord’s knowledge of such preceding breach at the time of acceptance of rent. No term, covenant or condition of this Lease shall be deemed to have been waived unless such waiver is in writing.

24.3 Effect of Payment. No payment by Tenant or receipt by Landlord of a lesser amount than the monthly payment of rent herein stipulated is deemed to be other than on account of the earliest stipulated rent, nor is any endorsement or statement on any check or any letter accompanying any check or payment of rent deemed an acknowledgment of full payment or accord and satisfaction, and Landlord may accept and cash any check or payment without prejudice to Landlord’s right to recover the balance of the rent due and pursue any other remedy provided in this Lease.

24.4 Delay. If either party is delayed or hindered in or prevented from the performance of any term, covenant or act required hereunder by reasons of strikes, labor troubles, inability to procure materials or services, power failure, restrictive governmental laws or regulations, riots, insurrection, sabotage, rebellion, war, terrorism or threatened acts of terrorism, act of God, acts or omissions of the other party, or other reason whether of a like nature or not that is beyond the control of the party affected, financial inability excepted, then the performance of that term, covenant or act is excused for the period of the delay and the party delayed shall be entitled to perform such term, covenant or act within the appropriate time period after the expiration of the period of such delay. Nothing in this Article, however, shall (i) excuse Landlord or Tenant from the prompt payment of any amount payable under this Lease, (ii) excuse Tenant from the consequences of Tenant Delay as provided in Exhibit C, (iii) affect Tenant’s right to terminate this Lease after a casualty pursuant to Article 10, or (iv) affect any right Tenant has to terminate this Lease or exercise its rights pursuant to Exhibit C and Article 20 of this Lease.

24.5 Lender Notice. In the event of a material default by Landlord of a sufficiently serious nature that Tenant considers the utility of the Premises to Tenant to be significantly impaired, Tenant shall give written notice of the default to Landlord and shall simultaneously send a copy of the notice to the holder of any encumbrance, the name and address of whom has previously been furnished in writing to Tenant.

24.6 No Offer. The submission of this Lease for examination does not constitute a reservation of an option to lease the Premises, and this Lease becomes effective as a lease only upon its execution and delivery by Landlord and Tenant.

24.7 Successors. All rights and liabilities under this Lease extend to and bind the successors and assigns of Landlord and permitted successors and assigns of Tenant.

24.8 Integration. This Lease and the Exhibits hereto attached, set forth all the covenants, promises, agreements, conditions and understandings between Landlord and Tenant concerning the Premises and there are m other covenants, promises, agreements, conditions or understandings, either oral or written, between them. No alteration, amendment or addition to this Lease shall be binding upon Landlord or Tenant unless in writing and signed by Tenant and Landlord.

24.9 Governing Law. This Lease shall be construed in accordance with and governed by the laws of the State of Arizona.

24.10 Deadlines Enforceable. Time is of the essence of this Lease and of every part hereof.

24.11 Counterparts. This Lease may be executed in counterparts, which together shall constitute a single instrument.

TENANT:		LANDLORD:

HEALTH NET OF ARIZONA, INC., an Arizona corporation		TOSCO OPERATING COMPANY, INC., a Delaware corporation

By	/s/ Dennis Bell	By	/s/
Its	Vice President	Its	Vice President